EXHIBIT 3.4

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SPEEDEMISSIONS, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Speedemissions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document P01000031159 does hereby certify:

The following Amendment to the Articles of Incorporation was adopted by the written consent of the Corporation’s Directors on July 8, 2005. The Amendment was approved by a majority of the holders of shares of voting capital stock entitled to vote thereon at a meeting held on July 8, 2005, and approved by holders having no less than the minimum number of votes necessary to authorize or take such action in a manner prescribed by Florida Business Corporation Chapters 607.0704 and 607.1003, Florida Statutes.

The effective date of this Amendment shall be August 29, 2005.

FIRST: Article IV of the Corporation’s Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE IV - CAPITAL STOCK

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

SECOND: I hereby certify that the preceding was adopted by unanimous vote of the directors of the Corporation on July 8, 2005 and by written consent of a majority vote of the shareholders July 8, 2005, which was sufficient for approval.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on July 27, 2005.

/s/ Richard A. Parlontieri Richard A. Parlontieri
President